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As filed with the Securities and Exchange Commission on November 19, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLEETWOOD ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	95-1948322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3125 Myers Street
Riverside, California 92503
(909) 351-3500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Nelson W. Potter
President and Chief Executive Officer
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(909) 351-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark W. Shurtleff, Esq.
Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, CA 92614
(949) 451-3800

Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

   If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $1.00 per share	2,359,945	$11.40	$26,903,373.00	$6,725.85

(1)
Each share of Common Stock includes the associated Preferred Share Purchase Rights issued under the Rights Agreement dated as of September 15, 1998, as amended on April 30, 2001, by and between Registrant and Fleet National Bank, f/k/a BankBoston, N.A., as Rights Agent.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) based on the average of the high and the low price of the Common Stock of the Registrant as reported on November 15, 2001 on the New York Stock Exchange.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

2,359,945 Shares
Common Stock

    The selling stockholders listed below under the caption "Selling Stockholders" may sell, from time to time, up to 2,359,945 shares of our common stock and associated rights.

    All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares. The selling stockholders may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. See "Plan of Distribution" on page 14.

    One of the selling stockholders, selling up to 150,000 of these shares of common stock, received a warrant to purchase such shares in a private transaction. Upon the exercise of the warrant, we will receive proceeds from the exercise of the warrant and those proceeds will be used for our general corporate purposes.

    Our common stock is traded on the New York Stock Exchange under the symbol "FLE." On November 16, 2001, the last reported sale price of our common stock was $11.75 per share. Our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is (909) 351-3500.

    You should read this prospectus carefully before you invest.

    Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November   , 2001

FLEETWOOD ENTERPRISES, INC.

    Unless otherwise indicated, "we," "us," "our," "Fleetwood," the "Company" and similar terms refer to Fleetwood Enterprises, Inc.

    We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. In fiscal 2001 and the fiscal quarter ended July 29, 2001, we sold 60,225 and 13,006 recreational vehicles, respectively. In calendar 2000, we had a 23% share of the overall recreational vehicle market, consisting of a 22% share of the motor home market, a 19% share of the travel trailer market and a 40% share of the folding trailer market. We believe our market share has declined in calendar 2001 in each of the motor home and travel trailer markets. In fiscal 2001 and the fiscal quarter ended July 29, 2001, we shipped 36,201 and 7,769 manufactured homes, respectively, and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2000, we also had a 3% share of the single-family housing market and an 18% share of the manufactured housing market.

    In fiscal 2001, we generated consolidated revenues of $2.53 billion and incurred a net loss of $284 million, and in the first quarter of fiscal 2002 we had consolidated revenues of $564.1 million and incurred a net loss of $11.1 million. The losses were due primarily to significantly reduced sales volume in both manufactured housing and recreational vehicles caused by reduced consumer demand and other charges related to goodwill impairment, restructuring and downsizing initiatives.

    Our manufacturing activities are conducted in 16 states within the U.S., and to a much lesser extent in Canada. In addition, we operate five supply companies that provide components for our manufactured housing and recreational vehicle operations, while also generating outside sales.

    Our business began in 1950, producing manufactured homes. We entered the recreational vehicle business in 1964. In fiscal 1999, we entered the manufactured housing retail business through a combination of key acquisitions and internal development of new retail sales centers. At July 29, 2001, we operated 156 retail sales locations in 25 states, and were one of the four largest retailers of manufactured homes in the U.S.

    Our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is (909) 351-3500.

ABOUT THE OFFERING

    We are registering for resale up to 2,359,945 shares of our common stock; of these, 2,209,945 shares were previously sold by us to Acqua Wellington Private Placement Fund, Ltd. in a private transaction and 150,000 shares are issuable upon exercise of warrants issued to Bain & Company, Inc. as partial consideration for business consulting services. The warrants to purchase up to 150,000 shares of our common stock may be exercised at $14.45 per share, through January 3, 2005.

    On November 16, 2001 there were 34,969,141 shares of our common stock outstanding.

RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risks described below as well as the other information in this prospectus and in the documents incorporated by reference before you decide to invest in our common stock. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, including our financial condition and results of operations, could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

WE HAVE HAD SIGNIFICANT LOSSES IN RECENT QUARTERS AND WE MAY NOT BE ABLE TO REGAIN PROFITABILITY IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE US TO LIMIT FUTURE CAPITAL EXPENDITURES AND ALSO RESULT IN A FAILURE TO IMPLEMENT OUR BUSINESS AND FINANCE STRATEGIES OR MEET OUR OBLIGATIONS WHEN DUE.

    We had net losses totaling approximately $284 million for the fiscal year ended April 29, 2001, after having had net income of $83.5 million and $107.1 million, respectively, for the fiscal years ended April 30, 2000 and April 25, 1999. For our fiscal quarter ended July 29, 2001, we had a net loss of $11.1 million. Continued losses will reduce our liquidity and may cause us to reduce our expenditures on capital improvements, machinery and equipment, and research and development. This could have a negative effect on our ability to maintain production schedules, manufacture products of high quality, and develop and manufacture new products that will achieve market acceptance. This could, in turn, have a negative effect on our sales and earnings. If we continue to suffer losses, we will be unable to implement our business and financial strategies or meet our obligations when due. Our losses for fiscal 2001 and the first quarter of fiscal 2002 were principally caused by:

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  reduced demand in the manufactured housing and recreational vehicle industries;

  •
  excess capacity;

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  excess retail inventories;

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  some wholesale and retail lenders abandoning the manufactured housing market;

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  remaining retail lenders tightening credit standards in the manufactured housing market;

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  relatively high interest rates for manufactured homes as opposed to site-built homes;

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  competition with resellers of repossessed manufactured homes; and

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  weaker general economic conditions, stock market declines, and declining consumer confidence.

    We cannot assure you that the conditions that have resulted in our substantial losses in fiscal 2001 and the first quarter of fiscal 2002 will not continue through the remainder of fiscal 2002 and beyond. Our losses in fiscal 2001 were also caused in part by:

  •
  charges related to the impairment of goodwill that originated with our acquisitions of retail housing businesses in prior years, some of which we are now closing or downsizing; and

  •
  downsizing initiatives within our manufacturing and retail housing businesses, including asset impairment charges, writedown of idled manufacturing facilities, employee severance payments and plant closing costs.

WE MAY BE UNABLE TO COMPLY WITH FINANCIAL COVENANTS CONTAINED IN OUR SENIOR DEBT INSTRUMENTS, INCLUDING OUR NEW SENIOR SECURED FACILITY, WHICH MAY RESULT IN A DEFAULT UNDER OUR DEBT OBLIGATIONS.

    In July 2001, we entered into a new senior secured facility with Bank of America for a three-year revolving loan of up to $230 million and a two-year term loan of $30 million. If our operating results do not significantly improve over the levels that we have recently experienced we would breach covenants under our senior secured facility, resulting in a default.

    Our senior secured facility is funded by a syndicate of banks led by the Bank of America and requires us to maintain particular financial ratios and meet specific financial tests. As had been the case with our senior unsecured notes payable to The Prudential Insurance Company of America, which were repaid using a portion of the proceeds from our senior secured facility, we may be unable to comply with some of the financial covenants contained in our new facility or other senior debt.

    For instance, under the terms of our senior secured facility, we are required to generate a cumulative EBITDA for the first two quarters of fiscal 2002 of $15 million. Our EBITDA for the first quarter of fiscal 2002 was a negative $2.7 million, necessitating that we generate EBITDA in the second quarter of $17.7 million to be in compliance with the bank covenant. While we have not yet completed our financial statements for the second quarter, given our business outlook in the second quarter, which reflected continuing weakness in the manufactured housing and recreational vehicle markets, we believe we may not have generated sufficient earnings to comply with the covenant as it currently exists. In this event, we will be in default under our senior secured facility and could be subject to the remedies available to the lenders. Accordingly, we are currently in discussions with our lenders under this facility to modify the terms of this and other financial covenants, including our fixed charge coverage ratio. We can give you no assurances that these discussions will be successful on acceptable terms. For example, the lenders may agree to modify the covenants in exchange for an increased rate on our loans. A breach of any of the financial covenants contained in our senior debt instruments, including our covenant to generate sufficient earnings, can result in a default under our senior secured facility, and also under our retail floor plan debt with Conseco Finance Servicing Corp. If our lenders do not agree to a modification in the terms of our covenants, and in the event of a default under our debt obligations, we cannot assure you that our lenders will agree to forbear from enforcing any remedies otherwise available to them or that they will grant us waivers or amend our covenants.

    Our new facility is secured by substantially all of our assets, except for some of our inventories that are used to secure our Conseco debt, and the cash value of our company-owned life insurance. Upon the occurrence of an event of default under our senior secured facility, our lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable and that could result in our seeking protection from our creditors through bankruptcy proceedings or otherwise. A default under our senior secured facility could also cause a default under our retail floor plan debt with Conseco. If we were unable to repay all outstanding amounts under our senior debt, the lenders could proceed against our assets, and any proceeds realized upon the sale of assets would be used first to satisfy all amounts outstanding under our senior debt. In addition, we may be prevented from borrowing additional amounts under our other existing credit agreements, including our retail inventory floor plan facility.

IF WE ARE UNABLE TO PAY OUR DEBT OBLIGATIONS WHEN DUE, WE COULD BE IN DEFAULT UNDER OUR NEW DEBT AGREEMENTS AND OUR LENDERS COULD ACCELERATE OUR DEBT OR TAKE OTHER ACTIONS WHICH COULD RESTRICT OUR ABILITY TO OPERATE OR NECESSITATE OUR SEEKING PROTECTION FROM OUR CREDITORS THROUGH BANKRUPTCY PROCEEDINGS OR OTHERWISE.

    Future cash flows may not be adequate to meet our debt obligations, resulting in default. As indicated above, in July 2001 we entered into a new senior secured facility with Bank of America. A default under the senior secured facility or our other debt obligations could result in lender actions which might:

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  restrict our investment in working capital and capital expenditures;

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  limit our ability to react to changes in market conditions due to a lack of resources to develop new products;

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  hamper the marketing of our products due to a lack of funds to support advertising expenditures;

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  increase our risk of not surviving an extended downturn in the business compared to other competitors whose capital structures are less highly leveraged;

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  restrict our ability to merge, acquire or sell properties; or

  •
  cause us to seek protection from our creditors through bankruptcy proceedings or otherwise.

REDUCED AVAILABILITY OF FINANCING FOR OUR RETAILERS OR CUSTOMERS WOULD CONTINUE TO AFFECT OUR SALES VOLUME.

    Our retailers, as well as retail buyers of our products, generally secure financing from third party lenders, which have been adversely affected by the current lending environment. For example, Associates First Capital Corporation, which had been a very important lender for our retailers in the 1990s, announced in January 2000 that it was discontinuing its manufactured housing finance business. Similarly, Conseco Finance Corp., the largest manufactured housing lender, has also been affected by the harsh lending environment, suffering from adverse loan experience, higher funding costs and liquidity issues. As a result of these changes, if third party financing were to become unavailable or were to be further restricted, this could have a material adverse effect on our results of operations. Reduced availability of such financing and higher interest rates are currently having an adverse effect on the manufactured housing business and our housing sales. These factors are dependent on the lending practices of financial institutions, governmental policies and economic conditions, all of which are largely beyond our control. For example, floor-plan lenders have tightened credit as a result of the events of September 11, 2001. With respect to our housing business, most states classify manufactured homes as personal property rather than as real property for purposes of taxation, lien perfection and length of loan terms. Interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site-built homes. As the industry is now experiencing, financing for the purchase of manufactured homes is sometimes more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will continue to be available on a widespread basis.

EXCESS INVENTORIES OF OUR PRODUCTS AMONG RETAILERS COULD CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR SALES VOLUME AND PROFIT MARGINS.

    The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed homes in the market can have a significant impact on manufacturing shipments and operating results, as evidenced in the manufactured housing industry during the past year. For example, due to the rapid over-expansion of the retail distribution network in the manufactured housing industry, retailers' overstocking based on inflated expectations of future business and excessive wholesale financing, there is currently an imbalance among the number of retail dealers, industry retail inventories and consumer demand for manufactured homes. Considering current retail demand, it is estimated that there may be as much as a six month supply of manufactured homes in retailer inventories industry-wide. The recent deterioration in the availability of retail financing has already extended the inventory adjustment period beyond what was originally expected. Competition from repossessed homes has further extended this inventory adjustment period. More liberal lending standards in the past resulted in loans to less-qualified customers. Many of these customers are now defaulting on these loans and the lenders are repossessing the customers' homes and reselling them, thereby increasing competition for manufacturers of new homes. If these trends were to continue, or if retail demand were to significantly weaken further, the inventory overhang could result in intense price competition and pressure on profit margins within the industry and could have an adverse impact on our operating results.

THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES ARE HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS HAVE STRONGER BALANCE SHEETS AND CASH FLOW, AS WELL AS GREATER ACCESS TO CAPITAL, THAN WE DO. THE RELATIVE STRENGTH OF OUR COMPETITORS COULD RESULT IN DECREASED SALES VOLUME AND EARNINGS FOR US, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    The manufactured housing industry is highly competitive. As of December 31, 2000, there were approximately 70 manufacturers of homes and approximately 8,900 retail sales centers. The 10 largest manufacturers accounted for approximately 79% of the wholesale manufactured housing market in calendar 2000, including our sales, which represented 18% percent of the market. The manufactured housing retail market is much more fragmented, with the five largest companies accounting for approximately 26% of the market in calendar 2000.

    Competition with other housing manufacturers on both the manufacturing and retail levels is based primarily on price, product features, reputation for service and quality, retail inventory, sales promotions, merchandising and the terms and availability of wholesale and retail customer financing. Recent growth in manufacturing capacity in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region. Overproduction of manufactured housing in this region could lead to greater competition and result in decreased margins, which could have a material adverse effect on our results of operations.

    In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing, and this reduces the demand for manufactured homes.

    Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Repossession rates for manufactured homes have increased recently and there can be no assurance that repossession rates will not continue to increase, thereby adversely affecting our sales volume and profit margins.

    The manufactured housing industry, as well as the site-built housing development industry, have experienced consolidations in recent years, which could result in the emergence of competitors, including developers of site-built homes, that are larger than us and have greater financial resources than we have. This could adversely affect our business.

    The recreational vehicle market is also highly competitive. Sales from the five largest manufacturers represented approximately 59% of the market in calendar 2000, including our sales, which represented 23.3% of the market. However, we believe our market share has declined in calendar 2001 as a result of our lower market share in each of the motor home and travel trailer markets. Competitive pressures, especially in the entry-level segment of the recreational vehicle market for travel trailers, have recently resulted in a reduction of profit margins. Sustained increases in competitive pressures could have a material adverse effect on our results of operations. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales volume and profit margins.

OUR BUSINESS IS CYCLICAL AND THIS CAN LEAD TO FLUCTUATIONS IN OUR OPERATING RESULTS.

    The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing shipments and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include:

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  interest rates and the availability of financing, both of which have had a particularly adverse effect on our business in the past year;

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  defaults by retail customers resulting in repossessions, which have also had a particularly adverse effect on our business since the beginning of fiscal 2001;

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  inventory levels, which have had an adverse effect on our business since the beginning of fiscal 2001;

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  availability of manufactured home sites;

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  employment trends;

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  consumer confidence; and

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  general economic conditions.

Factors affecting the recreational vehicle industry include:

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  overall consumer confidence and the level of discretionary consumer spending, which have had an adverse effect on our business since the beginning of fiscal 2001 and which have had a further negative effect since the events of September 11, 2001;

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  inventory levels, which have had an adverse effect on our business since the beginning of fiscal 2001;

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  general economic conditions;

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  interest rates;

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  employment trends; and

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  fuel availability and prices.

    We cannot assure you that the factors that are currently adversely affecting our business will not continue to have an adverse effect through fiscal 2002 and beyond.

OUR BUSINESS IS SEASONAL, AND THIS LEADS TO FLUCTUATIONS IN SALES, PRODUCTION AND NET INCOME.

    We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand in both the manufactured housing and recreational vehicle industries generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

WE HAVE REPLACED SOME OF OUR MANUFACTURED HOUSING RETAILERS, AND SOME OF OUR RETAILERS HAVE BEEN ACQUIRED. THIS MAY LEAD TO A DECREASE IN OUR SALES VOLUME AND A LOSS OF OUR MARKET SHARE.

    Our market share in the manufactured housing market, based on unit shipments, declined from 21.6% in calendar 1994 to 18.0% in calendar 2000. The reason for this change was, in part, our reduction of the number of our retail distribution points from approximately 1,800 to 1,300 during the period from January 1994 through July 29, 2001, in order to concentrate on larger dealers that share our approach towards merchandising and customer satisfaction. We have also, from time to time in the past, lost significant retailers that were acquired by competitors. Such acquisitions can reduce our retail distribution network and market share, as these retail outlets may choose not to sell our products. There can be no assurance that we will be able to adequately replace retailers acquired by competitors if they cease selling our manufactured homes, or that we will be able to maintain our sales volume or market share in these competitive markets.

WE ESTABLISHED A NETWORK OF COMPANY-OWNED RETAIL STORES, WHICH HAS REQUIRED SIGNIFICANT RESTRUCTURING AND DOWNSIZING, BUT WE MAY NOT SUCCEED IN RESTRUCTURING THIS NEW BUSINESS IN A SATISFACTORY MANNER AND MAKING IT PROFITABLE.

    We responded to the retail consolidation in the manufactured housing sector, beginning in fiscal 1998, by forming our own retail business and establishing a network of company-owned stores to replace distribution points lost to competitors. We made numerous acquisitions between June 1998 and August 2001, the largest of which was the purchase of HomeUSA in August 1998, comprising 65 stores. We also originated more than 100 "greenfield" locations, which are locations that we have started ourselves rather than through the acquisitions of existing operations of third parties. The combination of the two strategies carried us to a high of 244 stores in November 2000. Since its inception, this business segment has operated at a loss, and as the retail market for manufactured housing has slowed, the losses have grown. During fiscal 2001, we implemented a downsizing strategy to better match our retail capacity to market demand. By assigning management of some of our locations to third parties, and closing and selling other locations, we reduced the number of stores that we own to 156 at the end of the first quarter of fiscal 2002. These actions have resulted in restructuring charges and other costs including severance payments to employees. Given existing industry conditions and the performance of this new business to date, there can be no assurance that we will be able to complete the restructuring of our retail network as a successful and profitable part of our manufactured housing group in the future, or that it will become an important or successful part of our business strategy. In addition, we may have to undergo additional downsizing of this business depending on the length of time that the current factors affecting our business continue to have a negative impact.

CHANGES IN CONSUMER PREFERENCES FOR OUR PRODUCTS OR OUR FAILURE TO GAUGE THOSE PREFERENCES COULD LEAD TO REDUCED SALES AND ADDITIONAL COSTS.

    We cannot be certain that historical consumer preferences for our products in general, and recreational vehicles in particular, will remain unchanged. We believe that the introduction of new features, designs and models will be critical to the future success of our recreational vehicle operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs or models could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences, or our failure to properly gauge consumer preferences. We cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. There can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

IF THE FREQUENCY AND SIZE OF PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US, INCLUDING WRONGFUL DEATH, RISES, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE HARMED.

    We are frequently subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our product liability claims and purchase excess product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance. We are also presently party to actions in litigation that the plaintiffs are seeking to have certified as class actions, and actions where a subclass of plaintiffs has been certified. If any of these actions is certified as a class action and decided in a manner adverse to us, the resulting liability may be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than in the case of similar claims made against our competitors, our reputation and business will be harmed.

WHEN WE INTRODUCE NEW PRODUCTS WE MAY INCUR EXPENSES THAT WE DID NOT ANTICIPATE, SUCH AS RECALL EXPENSES, RESULTING IN REDUCED EARNINGS.

    The introduction of new models is critical to our future success, particularly in our recreational vehicle business. We may incur unexpected expenses, however, when we introduce new models. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. In addition, we may make business decisions that include offering incentives to stimulate the sales of products not accepted by the market. The costs resulting from these types of problems could be substantial, and would have a significant adverse effect on our earnings.

FUEL SHORTAGES, OR HIGHER PRICES FOR FUEL, COULD HAVE A NEGATIVE EFFECT ON SALES OF RECREATIONAL VEHICLES.

    Gasoline or diesel fuel is required for the operation of motor homes and most vehicles used to tow travel trailers and folding trailers. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. The increase in gasoline prices and speculation about potential fuel shortages appear to have had an unfavorable effect on consumer demand for motor homes in the past, thereby having an adverse effect on our sales volume.

IF WE DO NOT SUCCESSFULLY UPGRADE OUR COMPUTER SYSTEMS, WE WILL LOSE SALES TO THOSE OF OUR COMPETITORS THAT HAVE MORE SOPHISTICATED AND BETTER INTEGRATED SYSTEMS THAN US.

    Our computer systems are not as sophisticated as those that are currently available, and are not fully integrated. We are in the process of upgrading our computer systems, but we are in the early stages of this process. We must update our computer systems if we are to remain competitive in our industry. Competitors with more sophisticated and fully integrated computer systems will have efficiencies that may lead to lower costs and faster delivery schedules, and that may make it difficult for us to compete with them. We will be required to expend significant resources to fully implement a system suitable for a business as large and complex as ours. It is possible that the cost of building a computer system of this nature will be higher than budgeted, and that the system, when built, will not work as originally planned. This would increase our costs and disrupt our business.

THE MARKET FOR OUR MANUFACTURED HOMES IS HEAVILY CONCENTRATED IN THE SOUTHERN PART OF THE UNITED STATES, AND A CONTINUED DECLINE IN DEMAND IN THAT AREA COULD HAVE A MATERIAL NEGATIVE EFFECT ON SALES.

    The market for our manufactured homes is geographically concentrated, with the top 15 states accounting for over 67% of the industry's total shipments in calendar 2000. The southern United States accounts for a significant portion of our manufactured housing sales. As is the case with our other markets, we have experienced a downturn in economic conditions in the southern states, and a continuing downturn in this region that is worse than that of other regions could have a disproportionately material adverse effect on our results of operations. There can be no assurance that the demand for manufactured homes will not continue to decline in the southern United States or other areas in which we experience high product sales and any such decline could have a material adverse effect on our results of operations.

CHANGES IN ZONING REGULATIONS COULD AFFECT THE NUMBER OF SITES AVAILABLE FOR OUR MANUFACTURED HOMES, AND ZONING REGULATIONS COULD AFFECT THE MARKET FOR OUR NEW PRODUCTS, BOTH OF WHICH COULD AFFECT OUR SALES.

    Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, there has been resistance by property owners to the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, and we believe that this resistance has adversely affected the growth of the industry. The inability of the manufactured home industry to change these zoning ordinances could have a material adverse effect on our results of operations and we cannot be certain that manufactured homes will receive widespread acceptance or that localities will adopt zoning ordinances permitting the location of manufactured homes.

POWER OUTAGES MAY ADVERSELY AFFECT OUR CALIFORNIA FACILITIES.

    We conduct substantial operations in the state of California and rely on a continuous power supply to do so. The deregulation of the energy industry instituted in 1996 by the California government has in the past resulted in shortages in wholesale electricity supplies and this has led to power outages. If our electricity supply is interrupted in the future, we may be unable to supply products to our customers on a timely basis, and this would have a negative effect on our sales.

WE MAY NOT BE ABLE TO OBTAIN FINANCING IN THE FUTURE, INCLUDING ANY REFINANCING REQUIRED UPON EXPIRATION OF OUR TWO-YEAR TERM LOAN INCLUDED IN THE SENIOR SECURED FACILITY, AND THE TERMS OF ANY FUTURE FINANCINGS MAY LIMIT OUR ABILITY TO MANAGE OUR BUSINESS. DIFFICULTIES IN OBTAINING FINANCING ON FAVORABLE TERMS WILL HAVE A NEGATIVE EFFECT ON OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

    Our operations require significant amounts of cash. In addition to capital available under the senior secured credit facility, we anticipate that we will be required to seek additional capital in the future. There can be no assurance that we will be able to obtain any future financing on acceptable terms, if at all. For instance, the senior secured facility contains a $30 million two-year term loan that will require refinancing at the end of the term, with partial amortization beginning at the start of the second year.

    Further, on November 16, 2001, Moody's Investors Service, Inc. announced it had lowered its rating on our senior implied debt from B1 to B2, and on our existing trust preferred from B3 to Caa3, with a negative rating outlook. In announcing the lowered ratings, Moody's stated that its actions reflected the continuing erosion in our operating performance due to a protracted decline in the manufactured housing industry and a similar slowdown in the recreational vehicle business, and that the negative outlook reflects the highly uncertain intermediate-term outlook for demand in the manufactured housing and recreational vehicle markets. This action could result in lower trading prices for our preferred securities and could also result in any capital that we might raise in the future being more expensive.

    If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategy. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

OUR REPURCHASE AGREEMENTS WITH FLOOR PLAN LENDERS COULD RESULT IN INCREASED COSTS.

    In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12 to 18 months. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, is an expense to us. Thus, if we were obligated to repurchase a substantially greater number of manufactured homes or recreational vehicles in the future, this would increase our costs, which could have a negative effect on our earnings. During fiscal 2001, we repurchased 333 manufactured homes and 308 recreational vehicles, at an aggregate gross purchase price to us of $15.0 million, compared to repurchases of 220 manufactured homes and 176 recreational vehicles, at an aggregate purchase price to us of $9.9 million for fiscal 2000. During the first quarter of fiscal 2002, we repurchased 43 manufactured homes and 22 recreational vehicles, at an aggregate gross purchase price to us of $3.3 million, compared to repurchases of 91 manufactured homes and 88 recreational vehicles, at an aggregate purchase price to us of $3.6 million for the first quarter of fiscal 2001.

INCREASED COSTS, INCLUDING LABOR COSTS AND COSTS OF COMPONENT PARTS, AND CHANGES IN LABOR RATES AND PRACTICES COULD REDUCE OUR OPERATING INCOME.

    Our results of operations may be significantly affected by the availability and pricing of manufacturing components and labor, as well as changes in labor rates and practices. Although we attempt to offset the effect of any escalation in components and labor costs by increasing the sales prices of our products, we cannot be certain that we will be able to do so without it having an adverse impact on the demand for our products. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. If we cannot successfully offset increases in our manufacturing costs, this could have a material adverse impact on our margins, operating income and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

FOR SOME OF OUR COMPONENTS, WE DEPEND ON A SMALL GROUP OF SUPPLIERS, AND THE LOSS OF ANY OF THESE SUPPLIERS COULD AFFECT OUR ABILITY TO OBTAIN COMPONENTS AT COMPETITIVE PRICES, WHICH WOULD DECREASE OUR MARGINS.

    Most recreational vehicle and manufactured home components are readily available from a variety of sources. However, a few components are produced by only a small group of quality suppliers that have the capacity to supply large quantities on a national basis. Primarily, this occurs in the case of gasoline-powered motor home chassis, where Ford Motor Company is the dominant supplier.

Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our sales. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.

RISKS RELATING TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN DEPRESSED, AND MAY DECLINE FURTHER. WE EXPECT THE TRADING PRICE OF OUR COMMON STOCK TO BE HIGHLY VOLATILE.

    The market price of our common stock has fluctuated significantly and generally declined, from $47.44 per share on March 6, 1998 to $8.15 per share on April 6, 2001. The market price of our common stock may decline further as a result of a number of factors, including our ability to pay principal and interest on our debt when due and the recent downgrade in our debt ratings by Moody's. Other factors resulting in fluctuations in the market price of our common stock include:

  •
  actual and anticipated variations in our operating results;

  •
  general economic and market conditions;

  •
  interest rates;

  •
  general conditions, including changes in demand, in the manufactured housing and recreational vehicle industries;

  •
  future issuances of our common stock, including issuances of common stock in payment of interest on our debentures and payment of distributions on the preferred securities of Fleetwood Capital Trust or upon conversion of the preferred securities of Fleetwood Capital Trust, which could have a dilutive effect on our per share results of operations and otherwise cause the market price of our common stock to decline;

  •
  perceptions of the strengths and weaknesses of the manufactured housing and recreational vehicle industries;

  •
  developments in our relationships with our customers and/or suppliers;

  •
  announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

  •
  announcements and the introduction of new products and models by us or our competitors and the success or failure of these new products and models; and

  •
  developments related to regulatory and zoning regulations.

    We expect this volatility to continue in the future. In addition, any shortfall or changes in our revenue, gross margins, earnings or other financial results could also cause the price of our common stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have particularly affected the manufactured housing and recreational vehicle industries and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may adversely affect the market price of our common stock. Volatility in the price of stocks of companies in our industries has been particularly high.

WE ARE NOT CURRENTLY PAYING DIVIDENDS ON OUR COMMON STOCK AND WE MAY NOT CHOOSE TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FUTURE.

    On October 30, 2001, we elected to defer distributions on our existing preferred securities due to be made on November 15, 2001. In light of our business environment and recent operating results, we currently anticipate that we will find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. The deferral of distributions on our existing preferred securities prevents us from declaring or paying any dividends on our common stock during the period of such deferrals. Additionally, even if we choose to resume distributions on our existing preferred securities in the future, we may choose not to pay dividends on our common stock.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will receive proceeds from the exercise of warrants held by selling stockholder Bain & Company, Inc., based on the exercise price of the warrants set forth on page 2 above under the heading "About the Offering." Any such warrant exercise proceeds will be used for our general operating purposes.

SELLING STOCKHOLDERS

    In a private placement transaction completed on October 25, 2001, we issued a total of 2,209,945 shares of our common stock to Acqua Wellington Private Placement Fund, Ltd. Additionally, on August 30, 2001 we issued warrants to purchase up to 150,000 shares of our common stock to Bain & Company, Inc. as partial consideration for business consulting services, which may be exercised as set forth on page 2 above under the heading "About the Offering." These selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of 2,359,945 shares of our common stock. The following table sets forth, as of November 19, 2001, the number of shares of our common stock that each selling stockholder beneficially owns. The term "selling stockholder" includes the holders listed below and its transferees, pledgees, donees or other successors receiving shares from the holders listed below after the date of this prospectus. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders. Based on information provided to us by the selling stockholders, neither selling stockholder beneficially owns any shares of our common stock other than those listed below.

    The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale applicable to these shares. This offering relates only to the sale of shares held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from Securities Act registration requirements.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Completion of Offering
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)	Shares to be Sold(3)	Number of Shares(3)	Percent of Class(3)
Acqua Wellington Private Placement Fund, Ltd.	2,209,945	6.32%	2,209,945	0	0%
Bain & Company, Inc.	150,000	0.43%	150,000	0	0%

(1)
Includes all shares deemed beneficially owned under the Rules of the Securities and Exchange Commission, including currently exercisable warrants to purchase shares of common stock.

(2)
Computed based on 34,969,141 shares of common stock outstanding as of November 16, 2001.

(3)
Assumes all the shares of common stock that may be offered hereunder are sold.

    The information regarding the selling stockholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

    The selling stockholders can use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholders that the prospectus is not then available. The selling stockholders will determine if, when and how they will sell the shares they own. Any sales may occur in one or more of the following types of transactions (including block transactions), or in other kinds of transactions:

  •
  on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  privately negotiated transactions between a selling stockholder and a purchaser;

  •
  through short sales of our common stock;

  •
  through pledges made by the selling stockholder to secure debt and other obligations;

  •
  through put or call options transactions relating to our common stock, whether the options are listed on an options exchange or otherwise;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  through a combination of any of the above transactions.

    Selling stockholders may effect such transactions by selling shares directly to purchasers or to or through a broker-dealer acting as either agent or principal. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or pursuant to a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

    The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from a selling stockholder and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

    The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus.

    If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. For transactions effected on or through the New York Stock Exchange, those requirements may be satisfied by our delivery of copies of this prospectus to the New York Stock Exchange in compliance with Securities Act Rule 153. Instead of using this prospectus for any sale of the shares, a selling stockholder may resell shares in compliance with the criteria and requirements of Securities Act Rule 144.

    The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of common stock covered by this prospectus have been passed upon by Gibson, Dunn & Crutcher LLP, Irvine, California.

INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements and schedule included in our annual report on form 10-K, as amended, for the fiscal year ended April 29, 2001 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

WHERE YOU CAN FIND
MORE INFORMATION

    We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, the documents we incorporate by reference into this prospectus, as well as our other reports, proxy statements and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at 233 Broadway, 16th Floor, Woolworth Building, New York, NY 10279-1803). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. In addition, we are required to file electronic copies of these materials with the SEC through the SEC's EDGAR system. You may access the information we file with the SEC over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  1.
  Our Annual Report on Form 10-K, as amended, for the fiscal year ended April 29, 2001;

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended July 29, 2001;

  3.
  Our Current Reports on Form 8-K, filed on May 30, 2001, October 26, 2001 and November 8, 2001;

  4.
  Our Registration Statement on Form 8-A, filed October 28, 1998; and

  5.
  The description of our common stock contained in our Registration Statement on Form S-4/A, filed on June 25, 1998;

    We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, in connection with the registration of shares for resale by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

    We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

    Investor Relations Department, Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California 92503, (909) 351-3500.

    You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

    This prospectus, including the section entitled "Risk Factors," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

    No person has been authorized in connection with any offering made under this prospectus to give any information or to make any representations other than those contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that there has been no change in our affairs or that the information in this prospectus is correct as of any date subsequent to the date as of which the information is given. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered under this prospectus to anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

Table of Contents

ABOUT THE OFFERING	2
RISK FACTORS	3
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	15
INDEPENDENT PUBLIC ACCOUNTANTS	15
WHERE YOU CAN FIND MORE INFORMATION	15
FORWARD-LOOKING STATEMENTS	16

2,359,945 Shares
Common Stock

PROSPECTUS

November   , 2001

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$6,206.66
Printing Expenses	$2,500.00
Legal Fees and Expenses	$15,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$5,000.00

Total	$33,706.66

Item 15. Indemnification of Officers and Directors

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    Our Restated Certificate of Incorporation, as amended, contains no provisions regarding indemnification of officers and directors. Our Restated Bylaws, as amended, provide that the

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corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was our director or officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Restated Bylaws, as amended, authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. Our Restated Bylaws, as amended, also authorize us to purchase and maintain insurance on behalf of our directors, officers, employees, agents or persons acting at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

    In addition to the indemnification provisions in our Restated Bylaws, as amended, we have entered into indemnity agreements with individuals serving as officers of the corporation. Therein, we have agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. We have agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. We have also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against us and shall be entitled to be paid for prosecuting such claim. We have not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

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Item 16. Exhibits

    The following exhibits are filed herewith or incorporated by reference:

Exhibit Number	Description of Exhibit
4.1	Rights Agreement dated September 15, 1998, as amended on April 30, 2001, by and between the Company and Fleet National Bank, f/k/a BankBoston, N.A., (incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form 8-A filed on November 10, 1998 and Exhibit 99.1 of the Current Report on Form 8-K filed on May 30, 2001).
4.2
Purchase Agreement dated October 24, 2001 between the Company and Acqua Wellington Private Placement Fund, Ltd. (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed on October 26, 2001).
4.3
Registration Rights Agreement dated October 24, 2001 between the Company and Acqua Wellington Private Placement Fund, Ltd. (incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K filed on October 26, 2001).
4.4	Warrant Certificate, issued to Bain & Company, Inc., dated August 31, 2001.
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP, independent public accountants.*
24.1	Power of Attorney (contained on signature page of this document).

*
To be filed by amendment

Item 17. Undertakings

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as

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expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on November 19, 2001.

FLEETWOOD ENTERPRISES, INC.
By:	/s/ NELSON W. POTTER Nelson W. Potter President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Boyd R. Plowman and Forrest D. Theobald his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GLENN F. KUMMER Glenn F. Kummer	Chairman of the Board	November 19, 2001
/s/ NELSON W. POTTER Nelson W. Potter	President and Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2001
/s/ BOYD R. PLOWMAN Boyd R. Plowman	Senior Vice President—Finance, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	November 19, 2001
/s/ THOMAS B. PITCHER Thomas B. Pitcher	Director	November 19, 2001

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/s/ DOUGLAS M. LAWSON Douglas M. Lawson	Director	November 19, 2001
Walter F. Beran	Director
/s/ LOREN K. CARROLL Loren K. Carroll	Director	November 19, 2001
/s/ DAVID S. ENGLEMAN David S. Engleman	Director	November 19, 2001
/s/ DR. JAMES L. DOTI Dr. James L. Doti	Director	November 19, 2001
/s/ PAUL D. BORGHESANI Paul D. Borghesani	Director	November 19, 2001
/s/ JOHN T. MONTFORD John T. Montford	Director	November 19, 2001
Margaret S. Dano	Director

II–6

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Rights Agreement dated September 15, 1998, as amended on April 30, 2001, by and between the Company and Fleet National Bank, f/k/a BankBoston, N.A., (incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form 8-A filed on November 10, 1998 and Exhibit 99.1 of the Current Report on Form 8-K filed on May 30, 2001).
4.2
Purchase Agreement dated October 24, 2001 between the Company and Acqua Wellington Private Placement Fund, Ltd. (incorporated by reference to Exhibit 4.1 the Company's Current Report on Form 8-K filed on October 26, 2001).
4.3
Registration Rights Agreement dated October 24, 2001 between the Company and Acqua Wellington Private Placement Fund, Ltd. (incorporated by reference to Exhibit 4.2 the Company's Current Report on Form 8-K filed on October 26, 2001).
4.4	Warrant Certificate, issued to Bain & Company, Inc., dated August 31, 2001.
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP, independent public accountants.*
24.1	Power of Attorney (contained on signature page of this document).

*
To be filed by amendment

II–7

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2,359,945 Shares Common Stock
FLEETWOOD ENTERPRISES, INC.
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EXHIBIT INDEX